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                                                                   EXHIBIT 10.12

August 31, 1999


Mr. David Pace
5432 Edgehollow Place
Dallas, TX 75287

Dear David:

Further to our discussion this evening, we are thrilled to have you join the team! We promise you and Patti will also have a lot of fun. The terms of our offer are as follows:

Title:              Vice-President, Human Resources

Reporting to:       CEO

Base Salary:        An annual salary of $175,000 to be paid bi-weekly. This
                    position is classified as exempt and, as such is not eligible for overtime pay.

Performance Bonus:  An annual bonus of up to $50,000 based on the achievement of mutually agreed upon objectives for each calendar year. Such bonus to be paid quarterly after your first full quarter of employment and paid in the last pay period of the month following. This bonus is guaranteed for the first year.

Reviews: Performance and reviews will "normally' or "generally" be held on a semi-annual basis and salary reviews on an annual basis, but they may be conducted more frequently or less frequently, depending upon the business needs.

Stock Options:      Options issued under the Company's Stock Option Plan to
                    acquire 200,000 common shares at the fair market price, currently $0.90 per share, on the day the board approves this option grant. These shares will vest over 48 months in accordance with the vesting schedule in you Stock Option
                    Letter Agreement. This will be provided in a separate document.

Vacation:           4 weeks with one extra day added after each year worked.
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Benefits Plan:      You will be eligible for the Company's competitive benefits plan the first of the month following 30 days employment.
                    This plan will include medical, dental, vision, and life insurance. The Company will pay all premiums, including cost of one dependent (additional dependents covered at 50%).
                    Short-term disability and long-term disability will be a 100% employee paid contributory benefit. These benefits will be described to you at the time that you begin your employment. However, if you have any questions about your benefits prior to that time, we will be happy to answer them.

401(k) Plan:        The Company provides a 401(k) plan with company matching.
                    The details of the plan will be provided in a separate document.

At Will: You should also understand that HomeGrocer.com employs its employees on an at will basis. This means that your employment is voluntary and for no set period. If you accept employment with the Company, you will be free to resign at any time, without cause. Likewise, the company will be free to terminate your employment at any time, with or without cause. Notwithstanding the above, the Company guarantees an additional 12 months if terminated at any point during the first year of employment.

Expenses:           The Company will reimburse any reasonable expenses incurred by the employee in the course of carrying out business for the Company.

Moving: You agree to relocate to the Seattle region within six months. The Company will reimburse all reasonable expenses incurred by you and your family relating to the move to the Seattle region including, but not limited to, temporary accommodation, movers, realty fees, transfer taxes and two house hunting trips. To assist with moving the Company will allow you to have your entire first year's bonus paid up front. If you leave the employment of the Company before your first year is served you would have to repay the unearned portion.

We would like you to start as soon as possible but no later than September 21st. Please sign this letter and return one copy to me. Welcome aboard!

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Yours very truly,
HomeGrocer.com, Inc.

/s/: Terry Drayton
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Terry Drayton
Co-Founder & President


By accepting this offer you agree to: this is a full time position and you will make every effort necessary to perform adequately the duties that are assigned to you. As a pre-condition of this offer you agree to execute the Company's "Employee Non-Disclosure and Invention Agreement."

Agreed to and accepted:


/s/: David Pace
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David Pace

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